Exhibit (r)(4)

HINES SECURITIES, INC.

RULE 17j-1 CODE OF ETHICS

This Rule 17j-1 Code of Ethics (this “Code”) has been adopted by the Board of Directors (the “Board”) of Hines Securities, Inc. (the “Company” or “Principal Underwriter”) in accordance with Rule 17j-1 under the 1940 Act. Terms that are capitalized in this Code and not otherwise defined are defined in Section II below.

The Company serves as principal underwriter for an investment company that intends to elect or has elected to be a business development company under the 1940 Act. This Code sets forth the procedures and restrictions governing personal securities transactions for certain personnel of the Company.

It is the intention of this Code to establish the fundamental standard to be followed with regard to personal securities transactions of the Company’s Access Persons. This Code is designed to ensure that all personal securities transactions by individuals with access to information regarding real or potential portfolio securities of the Fund are conducted in such a manner as to avoid any actual or potential conflict of interest between the Access Person’s interest and the interests of the Fund or abuse of the Access Person’s position of trust and responsibility. It is not the intention of this Code to prohibit personal securities activities by Access Persons but to ensure the protection of the interests of the Fund’s stockholders while doing so.

Potential conflicts arising from personal investment activities could include buying or selling securities based on knowledge of the Fund’s trading position or plans (sometimes referred to as front-running) and acceptance of personal favors that could influence trading judgments on behalf of the Fund. While this Code is designed to address identified conflicts and potential conflicts, it cannot possibly be written broadly enough to cover all potential situations and, in this regard, Access Persons are expected to adhere not only to the letter, but also the spirit, of the policies contained herein.

The Board recognizes that certain Access Persons may have reporting obligations under other codes of ethics in addition to this Code. Further, this Code contains certain exclusions from its requirements that may apply to certain Access Persons. If it is unclear to you if any of these exceptions or exclusions apply to you, please contact the Company’s Chief Compliance Officer (the “CCO”).

I.	NOTIFICATION OF REPORTING OBLIGATIONS

All persons in a supervisory role shall: (i) promptly notify the CCO when any person becomes or is identified as becoming an Access Person, as defined below; (ii) provide notice to the Access Person of his or her being designated as an Access Person and of his or her obligations hereunder; (iii) provide the Access Person with a copy of this Code as currently in effect; and (iv) facilitate the execution of the Access Person certification in accordance with Section VI below.

II.	DEFINITIONS

a.	1933 Act is the Securities Act of 1933, as amended.

b.	1934 Act is the Securities Exchange Act of 1934, as amended.

c.	1940 Act is the Investment Company Act of 1940, as amended.

d.	Access Person includes:

1.	Any director, officer or employee of the Company who serves as a director or officer of the Fund; and

2.	Any director, officer or general partner of the Company who, in the ordinary course of business, makes, participates in or obtains information regarding an actual or potential purchase or sale of Covered Securities by the Fund or whose functions or duties in the ordinary course of business relate to the making of any recommendations to the Fund with respect to such transactions.

e.	Advisers Act is the Investment Advisers Act of 1940, as amended.

f.	Automatic Investment Plan means a program in which regular periodic purchases (or withdrawals) are made automatically to (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

g.	Beneficial Interest includes any entity, person, trust, or account with respect to which an Access Person exercises investment discretion or provides investment advice. A beneficial interest shall be presumed to include all accounts in the name of or for the benefit of the Access Person, his or her spouse, dependent children, or any person living with him or her or to whom he or she contributes economic support.

h.	Beneficial Ownership generally means any interest in a security for which an Access Person or any member of his or her immediate family sharing the same household can directly or indirectly receive a monetary (“pecuniary”) benefit. It shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) of the 1934 Act, in determining whether a person is the beneficial owner of a security for purposes of Section 16 of the 1934 Act and the rules and regulations thereunder, that, generally speaking, encompass those situations where the beneficial owner has the right to enjoy a direct or indirect economic benefit from the ownership of the security. A person is normally regarded as the beneficial owner of securities held in: (i) the name of his or her spouse, domestic partner, minor children, or other relatives living in his or her household; (ii) a trust, estate or other account in which he/she has a present or future interest in the income, principal or right to obtain title to the securities; or (iii) the name of another person or entity by reason of any contract, understanding, relationship, agreement or other arrangement whereby he or she obtains benefits substantially equivalent to those of ownership.

i.	Chief Compliance Officer (CCO) means the person or persons designated by the Board to fulfill the responsibilities assigned to the CCO hereunder. The CCO may designate any responsibilities hereunder to any person qualified to perform such responsibilities.

j.	Control has the same meaning as that set forth in Section 2(a)(9) of the 1940 Act.

k.	Covered Security means any Security, but excluding:

1.	Direct obligations of the Government of the United States;

2.	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and

3.	Shares of open-end investment companies registered under the 1940 Act.

l.	Fund means HMS Income Fund, Inc., a company that intends to elect or has elected to be a business development company under the 1940 Act and for which the Company is the principal underwriter.

m.	Initial Public Offering or IPO means an offering of securities registered under the 1933 Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the 1934 Act.

n.	Investment Adviser(s) shall be defined in accordance with Section 2(20) of the 1940 Act and shall include all investment advisers of the Fund, including all investment sub-advisers.

o.	Investment Personnel or Investment Person means:

1.	Any employee of the Fund or its Investment Adviser(s) (or of any company in a Control relationship to the Fund or its Investment Adviser(s)) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the Fund or the evaluation of, or investment in, a Covered Security by the Fund; or

2.	Any natural person who controls the Fund or its Investment Adviser(s) and who obtains information concerning recommendations regarding the purchase or sale of securities or the evaluation of or investment in a Covered Security by the Fund.

p.	Limited Offering means an offering or a private placement of securities that is exempt from registration under the 1933 Act pursuant to Section 4(2) or Section 4(5) or pursuant to Rule 504, Rule 505 or Rule 506 under the 1933 Act.

q.	Security means a security as defined in Section 2(a)(36) of the 1940 Act, which includes: any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas or other mineral rights, any put, call, straddle, option or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

r.	Security Held or to be Acquired by the Fund means:

1.	any Covered Security that, within the most recent 15 days, is or has been held by the Fund or is being or has been considered by the Fund or its Investment Adviser(s) for purchase by the Fund; or

2.	any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security described in subparagraph (1) of this definition.

s.	Service Provider(s) means, as appropriate, the Fund’s Investment Adviser(s) and/or the Principal Underwriter.

III.	GENERAL PRINCIPLES

Rule 17j-1 makes it unlawful for any Access Person of the Company to:

a.	Employ any device, scheme or artifice to defraud the Fund;

b.	Make any untrue statement of a material fact to the Fund or omit to state a material fact necessary in order to make the statements made to the Fund, in light of the circumstances under which they are made, not misleading;

c.	Engage in any act, practice or course of business which operates or would operate as a fraud or deceit on the Fund; or

d.	Engage in any manipulative practice with respect to the Fund.

No Access Person shall engage in any act, practice or course of conduct that would violate the provisions of Rule 17j-1 set forth above. The interests of the Fund and its stockholders are paramount and come before the interests of any Access Person. Personal investing activities of all Access Persons must be conducted in a manner that avoids actual or potential conflicts of interest with the Fund and its stockholders. Access Persons shall not use their positions, or any investment opportunities presented by virtue of such positions, to the detriment of the Fund and its stockholders.

IV.	STANDARDS OF CONDUCT

a.	General Standards

1.	No Access Person shall engage, directly or indirectly, in any business transaction or arrangement for personal profit that is inconsistent with the best interests of the Fund or its stockholders; nor shall he or she make use of any confidential information gained by reason of his or her employment by or affiliation with the Fund or affiliates thereof in order to derive a personal profit for himself or herself or for any Beneficial Interest, in violation of the fiduciary duty owed to the Fund and its stockholders.

2.	No Access Person shall dispense any information concerning securities holdings or securities transactions of the Fund to anyone outside the Company or the Fund without obtaining prior written approval from the CCO, or such person or persons as these individuals may designate to act on their behalf.

Notwithstanding the preceding sentence, such Access Person may dispense such information without obtaining prior written Approval:

(i)	when there is a public report containing the same information;

(ii)	when such information is dispensed in accordance with compliance procedures established to prevent conflicts of interest between the Fund and its affiliates;

(iii)	when such information is reported to directors of the Fund; or

(iv)	in the ordinary course of his or her duties on behalf of the Fund.

3.	All personal securities transactions should be conducted consistent with this Code and in such a manner as to avoid actual or potential conflicts of interest with the Fund, the appearance of a conflict of interest with the Fund, or any abuse of an individual’s position of trust and responsibility within the Company.

b.	Prohibited Transactions

1.	No Access Person shall purchase or sell, directly or indirectly, any Covered Security in which he or she has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership and which such Access Person knows or should have known at the time of such purchase or sale is being considered for purchase or sale by the Fund or its Investment Adviser(s) on behalf of the Fund, or is held in the portfolio of the Fund unless such Access Person shall have obtained prior written approval for such purpose from the CCO.

(i)	An Access Person who becomes aware that the Fund or its Investment Adviser(s) is considering the purchase or sale of any Covered Security for the Fund by any person or issuer must immediately notify the CCO of any interest that such Access Person may have in any outstanding Covered Securities of that issuer.

(ii)	An Access Person shall similarly notify the CCO of any other interest or connection that such Access Person might have in or with such issuer.

(iii)	Once an Access Person becomes aware that the Fund or its Investment Adviser(s) is considering the purchase or sale of a Covered Security for the Fund or that the Fund holds a Covered Security in its portfolio, such Access Person may not engage, without prior approval of the CCO, in any transaction in any Covered Securities of that issuer.

(iv)	The foregoing notifications or permission may be initially provided verbally, but should be confirmed in writing as soon and with as much detail as possible.

2.	Access Persons must obtain approval from the before directly or indirectly acquiring beneficial ownership in any securities in an Initial Public Offering or in a Limited Offering. A copy of a pre-clearance form is attached hereto as Appendix 2.

3.	No Access Person shall execute a securities transaction in any security that the Fund owns or that the Fund or its Investment Adviser(s) is considering for purchase or sale on behalf of the Fund.

4.	No Access Person may accept, directly or indirectly, any gift, favor, or service of more than a de minimis value from any person with whom he or she transacts business on behalf of the Fund under circumstances when to do so would conflict with the Fund’s best interests or would impair the ability of such person to be completely disinterested when required, in the course of business, to make judgments and/or recommendations on behalf of the Fund.

V.	REPORTING REQUIREMENTS

To enable the Company and the Fund to determine with reasonable assurance whether the provisions of Rule 17j-1 and this Code are being observed by the Access Persons, the following reporting requirements apply, except as noted in sub-section (e) below:

a.	Initial Holdings Report. Within 10 days after a person becomes an Access Person, he or she shall deliver a report in writing (an “Initial Holdings Report”) to the CCO, in a form attached hereto as Appendix 3 or in any other form acceptable to the CCO, of all direct or indirect Beneficial Ownership interests of such Access Person in Covered Securities. Information to be reported must be current as of a date no more than 45 days prior to an individual becoming an Access Person and is to include:

1.	The title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect Beneficial Ownership when the person became an Access Person;

2.	The name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and

3.	The date the report is submitted by the Access Person.

b.	Quarterly Transaction Report. Each Access Person shall deliver a report in writing (a “Quarterly Transaction Report”), to the CCO within 30 days of the end of each calendar quarter, in a form attached hereto as Appendix 4 or in any other form acceptable to the CCO, that includes:

1.	With respect to any transaction during the quarter in a Covered Security in which the Access Person had any direct or indirect Beneficial Ownership:

(i)	The date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Covered Security involved;

(ii)	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

(iii)	The price of the Covered Security at which the transaction was effected;

(iv)	The name of the broker, dealer or bank with or through which the transaction was effected; and

(v)	The date that the report is submitted by the Access Person.

2.	With respect to any account established by the Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access Person:

(i)	The name of the broker, dealer or bank with whom the Access Person established the account;

(ii)	The date the account was established; and

(iii)	The date that the report is submitted by the Access Person.

c.	Annual Holdings Report. Each Access Person shall deliver a written report annually (an “Annual Holdings Report”), in a form attached hereto as Appendix 5 or in any other form acceptable to the CCO, no later than January 31 of each year, that includes the following information, which must be current as of December 31 of the prior calendar year:

1.	The title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership;

2.	The name of any broker, dealer or bank with whom the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person; and

3.	The date the report is submitted.

d.	Account Statements. In lieu of providing a Quarterly Transaction Report, an Access Person may direct his or her broker to provide to the CCO copies of periodic statements for all investment accounts in which they have Beneficial Ownership that provide the information required in quarterly transaction reports, as set forth above.

e.	Exceptions from Reporting Requirements.

1.	An Access Person need not submit reports pursuant to this Section V with respect to transactions effected for, and Covered Securities held in, any account over which such person has no direct or indirect influence or control.

2.	An Access Person need not make a Quarterly Transaction Report with respect to transactions effected pursuant to an Automatic Investment Plan.

3.	An Access Person need not submit reports pursuant to this Section V if:

(i)	The Company is not an affiliated person of the Fund or any Investment Adviser(s) of the Fund; and

(ii)	The Company has no officer, director or general partner who serves as an officer, director or general partner of the Fund or of any Investment Adviser(s) of the Fund.

4.	An Access Person need not make a Quarterly Transaction Report if the report would duplicate information contained in broker trade confirmations or account statements received by the Company or the Fund, provided such broker trade confirmations or account statements are received by the due date required for a Quarterly Transaction Report and broker trade confirmations or account statements contain all of the information required to be included in the Quarterly Transaction Report.

f.	The form of reporting pursuant to this Section V shall be in accordance with such form and process as established by the CCO at his or her discretion.

g.	It is the Company’s policy that these reports be submitted quarterly by all Access Persons, whether or not securities transactions have occurred in their accounts during the relevant period. Those Access Persons having no securities transaction to report must indicate this fact in his or her report. The report must then be dated, signed and submitted to the CCO for review.

VI.	CERTIFICATION

All Access Persons are required to certify that they have read and understand this Code and recognize that they are subject to the provisions hereof and will comply with the policy and procedures stated herein. Further, all Access Persons are required to certify annually that they have complied with the requirements of this Code and that they have reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of such policies. A copy of the certification form to be used in complying with this paragraph is attached to this Code as Appendix 1.

VII.	ENFORCEMENT

a.	To the extent that any Access Person under this policy is also governed by a code of ethics of the Fund or any Investment Adviser(s) of the Fund, and such code of ethics has been determined by the CCO to be compliant with Rule 17j-1 of the 1940 Act, the CCO may direct the reporting obligations under Section V hereunder to the Fund or its Investment Adviser(s), as applicable, provided that the chief compliance officer of the Fund or its Investment Adviser(s), as the case may be, provides quarterly certifications to the CCO hereunder, that the Access Person(s) have properly complied with such reporting obligations. For purposes of verification of such certification, the CCO retains the authority to request and examine the books and records of the Fund or its Investment Adviser(s), as applicable, at his or her sole discretion.

b.	If the CCO determines that a violation of this Code may have occurred, before making a final determination that a material violation has been committed by an individual, the CCO may give such person an opportunity to supply additional information regarding the transaction in question.

c.	If the CCO determines that a material violation of this Code has occurred, he or she shall promptly report the violation to the Board. The Board, with the exception of any person whose transaction is under consideration, shall take such actions as they consider appropriate, in addition to any disgorgement required pursuant to Section XII, including, among other things, a letter of sanction, suspension or termination of the employment of the violator.

d.	No person shall participate in a determination of whether he or she has committed a violation of this Code or in the imposition of any sanction against himself or herself. If, for example, a securities transaction of the CCO is under consideration, a director of the Company designated for this purpose by the Board or, shall act in all respects in the manner prescribed herein in place of the CCO.

VIII.	REPORTS TO THE FUND’S BOARD

The CCO shall provide to the Fund’s board of directors, no less frequently than annually, and the Fund’s board of directors must consider, a written report that, to the extent not previously provided in a written report to the Fund’s board of directors:

a.	Describes any issues arising under this Code or corresponding procedures since the last report to the Fund’s board of directors, including, but not limited to, information about material violations of this Code or corresponding procedures and any sanctions imposed in response to the material violations; and

b.	Certifies that the Company has adopted procedures reasonably necessary to prevent Access Persons from violating this Code.

Notwithstanding the foregoing, the Company need not submit reports pursuant to this Section VIII if exempted from the reporting requirements pursuant to Section V above.

IX.	RECORDKEEPING

The Company shall maintain the following records at its principal offices as follows:

a.	This Code and any related procedures, and any code of ethics of the Company that has been in effect during the past five years, shall be maintained in an easily accessible place;

b.	A record of any violation of this Code and of any action taken as a result of the violation, to be maintained in an easily accessible place for at least five years after the end of the fiscal year in which the violation occurs;

c.	A copy of each report under this Code made by (or duplicate brokerage statements and/or confirmations for the account of) an Access Person, to be maintained for at least five years after the end of the fiscal year in which the report is made or the information is provided, the first two years in an easily accessible place;

d.	A record of all persons, currently or within the past five years, who are or were required to make or to review reports made pursuant to Section V, to be maintained in an easily accessible place;

e.	A copy of each report by the CCO to the Fund’s board of directors, to be maintained for at least five years after the end of the fiscal year in which it is made, the first two years in an easily accessible place; and

f.	A record of any decision, and the reasons supporting the decision, to approve an acquisition by an Access Person of securities offered in an Initial Public Offering or in a Limited Offering, to be maintained for at least five years after the end of the fiscal year in which the approval is granted.

X.	CONFIDENTIALITY

No Access Person shall reveal to any other person (except in the normal course of his or her duties on behalf of the Company or the Fund) any information regarding securities transactions by the Fund or consideration by the Fund or its Investment Adviser(s) of any such securities transactions.

All information obtained from any Access Person hereunder shall be kept in strict confidence, except that reports of securities transactions hereunder will be made available to the Securities and Exchange Commission or any other regulatory or self-regulatory organization to the extent required by law or regulation.

XI.	OBLIGATION TO REPORT A VIOLATION

Every Access Person who becomes aware of a violation of this Code of Ethics by any person must report it to the CCO, who shall report it to appropriate management personnel. The management personnel will take such disciplinary action that they consider appropriate under the circumstances. In the case of officers or other employees of the Company, such action may include removal from office. If the management personnel consider disciplinary action against any person, they will cause notice thereof to be given to that person and provide to that person the opportunity to be heard. The Board will be notified, in a timely manner, of remedial action taken with respect to violations of the Code.

XII.	SANCTIONS

Upon discovering a violation of this Code, the Board may impose any sanctions it deems appropriate, including a letter of censure, the suspension or termination of any director, officer or employee of the Company, disgorgement, or the recommendation to the employer of the violator for the suspension or termination of the violator’s association with the Company.

XIII.	APPROVAL REQUIREMENTS

This Code and any material changes must be approved by the Board. Before initially retaining any Investment Adviser(s) or the Principal Underwriter, the Fund’s board of directors, including a majority of its independent directors, must also approve the code of ethics of such Investment Adviser(s) and/or the Principal Underwriter, if required under federal securities laws to have such code of ethics, and must approve any material change to such codes of ethics within six months after the adoption of the material change. Each such approval must be based on a determination that the code of ethics in question contains provisions reasonably necessary to prevent applicable persons from engaging in any conduct prohibited by Rule 17j-1. Before approving this Code, or an Investment Advisers’ code of ethics or any material amendments thereto, the Fund’s board of directors must have received a certification from the relevant entity that it has adopted procedures reasonably necessary to prevent applicable persons from violating such entity’s code of ethics.

Approved: May 31, 2012

APPENDIX 1

HINES SECURITIES, INC.

CODE OF ETHICS

ACCESS PERSON CERTIFICATION FORM

CERTIFICATION UPON BEING DESIGNATED AN “ACCESS PERSON”

This is to certify that I have read and understand the Code of Ethics of Hines Securities, Inc. (the “Code of Ethics”) and I recognize that I am subject to the provisions thereof and will comply with the policy and procedures stated therein.

Access Person’s Name (Please Print):

Access Person’s Signature:

Date of Certification:

ANNUAL CERTIFICATION

This is to further certify that I have complied with the requirements of such Code of Ethics and that I have reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of such Code of Ethics.

Please sign and return this Certification Form to the Company’s Chief Compliance Officer, Susan Dudley, at the offices of Hines Securities, Inc. Please retain the Code of Ethics for your records.

Access Person’s Name (Please Print):

Access Person’s Signature:

Date of Certification:

APPENDIX 2

        HMS Income Fund, Inc.

or

        HMS Adviser LP

or

        Hines Securities, Inc.

        PRE-CLEARANCE FORM

Use this form to request pre-clearance of a transaction to purchase a Limited Offering, Initial Public Offering or to purchase or sell a security issued by an issuer appearing on the Portfolio or Pipeline Reports. Please submit this form, together with a copy of the Limited Offering documentation to the Chief Compliance Officer at least five (5) business days before the planned investment.

Employee Name:	Date:

Issuer/Investment Name:

Terms of Purchase (price, purchaser – individual, joint, entity, etc.):

Proposed Transaction Date:

How did you learn about this opportunity?

Related to a Portfolio or Pipeline security?

Approved:	Date:

Not Approved:	Date:

Comments:

APPENDIX 3

         HMS Income Fund, Inc.

or

         HMS Adviser LP

or

         Hines Securities, Inc.

INITIAL HOLDINGS REPORT

As of

To: Chief Compliance Officer

A. Securities Holdings. I have listed below (or attached hereto a listing) all of my Securities Holdings held by me or Beneficial Owners as defined by the Code of Ethics of HMS Income Fund, Inc., the Code of Ethics of HMS Adviser LP, and/or the Code of Ethics of Hines Securities, Inc., as applicable.

Title of Security	CUSIP Number	Interest Rate and Maturity Date (If Applicable)	Date of Transaction	Number of Shares and Principal Amount	Dollar Amount of Transaction	Nature of Transaction (Purchase, Sale, Other)	Price	Broker/Dealer or Bank Through Whom Effected

B. Brokerage Accounts. I, or a Beneficial Owner, have established the following accounts in which securities are held for my direct or indirect benefit:

Name of Broker, Dealer or Bank

1.
2.
3.

Date:	Signature:
Print Name:

APPENDIX 4

         HMS Income Fund, Inc.

or

         HMS Adviser LP

or

         Hines Securities, Inc.

QUARTERLY TRANSACTION REPORT

For the Calendar              Quarter Ended:

To: Chief Compliance Officer

A. Securities Transactions. During the quarter referred to above, the following transactions were effected in securities of which I had, or by reason of such transactions acquired, direct or indirect beneficial ownership, and which are required to be reported pursuant to the Code of Ethics of HMS Income Fund, Inc., the Code of Ethics of HMS Adviser LP and/or the Code of Ethics of Hines Securities, Inc., as applicable:

Title of Security	CUSIP Number	Interest Rate and Maturity Date (If Applicable)	Date of Transaction	Number of Shares and Principal Amount	Dollar Amount of Transaction	Nature of Transaction (Purchase, Sale, Other)	Price	Broker/Dealer or Bank Through Whom Effected

B. New Brokerage Accounts. During the quarter referred to above, I established the following accounts in which securities were held during the quarter for my direct or indirect benefit:

Name of Broker, Dealer or Bank	Date Account Was Established
1.
2.
3.

C. Other Matters. This report (i) excludes transactions with respect to which I had no direct or indirect influence or control, (ii) excludes other transactions not required to be reported, and (iii) is not an admission that I have or had any direct or indirect beneficial ownership in the securities listed above.

Date:	Signature:
Print Name:

APPENDIX 5

         HMS Income Fund, Inc.

or

         HMS Adviser LP

or

         Hines Securities, Inc.

ANNUAL HOLDINGS REPORT

As of December 31, 20

To: Chief Compliance Officer

As of December 31, 20        , I had direct or beneficial ownership interest in the securities listed below which are required to be reported pursuant to Rule 17j-1 under the Investment Company Act of 1940 or Rule 204A-1 of the Investment Advisers Act of 1940:

A. Securities Holdings. I have listed below (or attached hereto a listing) all of my Securities Holdings held by me or Beneficial Owners as defined by the Code of Ethics of HMS Income Fund, Inc., the Code of Ethics of HMS Adviser LP and/or the Code of Ethics of Hines Securities, Inc., as applicable.

Title of Security	CUSIP Number	Number of Shares and Principal Amount

B. As of December 31, 20        , I maintained accounts with brokers, dealers, and banks listed below in which securities were held for my direct or indirect benefit:

Brokerage Accounts. I, or a Beneficial Owner, have established the following accounts in which securities were held during the year for my direct or indirect benefit:

Name of Broker, Dealer or Bank	Date Account Was Established *
1.
2.
3.

This report (i) excludes securities and accounts over which I had no direct or indirect influence or control; (ii) excludes securities not required to be reported (for example, direct obligations of the U.S. Government, shares of registered investment companies etc.); and (iii) is not an admission that I have or had any direct or indirect beneficial ownership in the securities accounts listed above.

Date:	Signature:
Print Name:

*	Note: If account was established before 20 , you can state that it was established before 20 .